Exhibit 99.1

ContraFect Announces Second Quarter 2018 Financial Results

YONKERS, NY – August 9, 2018 — ContraFect Corporation (Nasdaq:CFRX), a clinical-stage biotechnology company focused on the discovery and development of protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, today announced results for the second quarter ended June 30, 2018.

“Over the past quarter, we presented scientific data from a series of studies that continue to provide us with confidence in the potency and activity profile of our lead lysin product candidate, CF-301 (exebacase) and the potential of our broader lysin platform,” said Steven C. Gilman, Ph.D., Chairman and Chief Executive Officer of ContraFect. “We continued to build the body of in vitro, in vivo, and surveillance data which underpin CF-301, and for the first time we presented in vitro proof-of-principle data from our Gram-negative lysin discovery program. We look forward to the readout from our Phase 2 trial of CF-301 as we continue to spearhead the development of this new class of anti-infective therapeutics.”

Subsequent to the end of the second quarter, ContraFect completed an underwritten public offering of common stock, including the full exercise of the overallotment option granted to the underwriters, resulting in net proceeds to the Company of approximately $10.4 million after underwriting discounts and commissions and the underwriter’s offering expenses payable by the Company.

Recent Highlights

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During the quarter, the Company advanced its multi-center, multi-national Phase 2 clinical trial of its lead lysin product candidate, CF-301 (exebacase), for the treatment of Staph aureus bacteremia and endocarditis, caused by Staph aureus including MRSA. As of the end of the second quarter, after approximately 75% of study patient enrollment, there have been no serious adverse events which we have determined are related to study drug. The Company remains on track to report topline data from the study in the fourth quarter of 2018.

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In June 2018, the Company presented data from its CF-301 program at American Society for Microbiology (ASM) Microbe 2018 in Atlanta, which included data that demonstrated CF-301’s ability to synergize with and activate host factors in human serum, its activity against clinical isolates of Staph aureus from U.S. hospitals, its ability to suppress emergence of vancomycin resistance, and its activity against a broad range of Staphylococcus and some Streptococcus bacteria known to cause bacteremia and endocarditis.

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In June 2018, the Company also presented in vitro data from its Gram-negative lysin discovery program at ASM Microbe 2018, which demonstrate that Gram-negative lysins exhibit rapid, potent antibacterial effects, eradication of biofilms and synergy with conventional antibiotics against resistant Pseudomonas aeruginosa.

Second Quarter 2018 Financial Results

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Research and development expenses were $5.3 million for the second quarter of 2018 compared to $3.8 million in the comparable period in 2017. The increase was primarily attributable to the increased spending on the actively enrolling Phase 2 clinical trial of CF-301 compared to the three months ended June 30, 2017 when the trial was initiated. This increase was partially offset by decreases in expenditures on external preclinical and research services.

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General and administrative expenses were $2.2 million for the second quarter of 2018 compared to $2.3 million in the comparable period in 2017. The decrease is due primarily to lower costs incurred for financial filing fees.

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Net loss was $20.1 million, or $0.27 per share, for the second quarter of 2018 compared to a net loss of $2.8 million, or $0.07 per share, for the comparable period in 2017. The increase in net loss was significantly impacted by an increase of $16.0 million, or $0.22 per share, in non-cash expense for the change in fair value of warrant liabilities.

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As of June 30, 2018, ContraFect had cash, cash equivalents and marketable securities of $33.3 million, compared to $46.9 million as of December 31, 2017. This cash balance does not include the proceeds of the recently completed underwritten public offering of common stock. The Company anticipates that its current cash, cash equivalents and marketable securities are sufficient to fund operations into the first quarter of 2020.

About ContraFect

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (Methicillin-Resistant Staphylococcus aureus) and influenza. ContraFect’s lead product candidate, CF-301, is currently in a Phase 2 clinical trial for the treatment of Staphylococcus aureus (Staph aureus) bacteremia, including endocarditis and is the first lysin to enter clinical studies in the U.S. ContraFect is also conducting research focused on the discovery of lysins to target Gram-negative bacteria.

About CF-301 (exebacase):

CF-301 (exebacase) is a recombinant bacteriophage-derived lysin with potent bactericidal activity against Staph aureus, a major cause of blood stream infections, or bacteremia. CF-301 has the potential to be a first-in-class treatment for Staph aureus bacteremia. It has a novel, rapid, and specific mechanism of bactericidal action against Staph aureus and does not impact the body’s natural bacterial flora. By targeting a conserved region of the cell wall that is vital to bacteria, resistance is less likely to develop to CF-301. Combinations of CF-301 with standard of care antibiotics significantly increased bacterial killing and survival in animal models of disease when compared to treatment with antibiotics or CF-301 alone. In addition, in vitro and in vivo experiments have shown that CF-301 is highly active against biofilm-associated infections. CF-301 was licensed from The Rockefeller University and is being developed at ContraFect. It is the first lysin to enter clinical studies in the U.S.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding our ability to discover and develop protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, the potency and activity profile of our lead lysin product candidate CF-301, the potential of our broader platform, data from our Gram-negative discovery program, whether we continue to remain on track to report topline study data in the fourth quarter of 2019, whether we continue to spearhead the development of this new class of anti-infective therapeutics, whether Gram-negative lysins exhibit rapid, potent antibacterial effects, eradication of biofilms and synergy with conventional antibiotics against resistant Pseudomonas aeruginosa, whether our current cash, cash equivalents and marketable securities are sufficient to fund operations into the first quarter of 2020, our ability to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses, whether our initial product candidates can treat antibiotic-resistant infections such as MRSA (Methicillin-resistant Staph aureus) and influenza, our ability to continue research focused on lysins targeting Gram-negative bacteria, whether CF-301 has potent bactericidal activity against Staph aureus and whether it has the potential to be a first-in-class treatment for Staph aureus bacteremia, and statements regarding CF-301 data, our balance sheet, and our financial results. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

	June 30, 2018	December 31, 2017
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$4,569,648	$6,995,046
Marketable securities	28,724,373	39,858,864
Prepaid expenses and other current assets	2,201,899	1,848,063

Total current assets	35,495,920	48,701,973
Property and equipment, net	1,102,098	1,093,903
Other assets	355,420	393,603

Total assets	$36,953,438	$50,189,479

Liabilities and stockholders’ equity
Current liabilities	$4,722,241	$4,420,668
Warrant and other liabilities	39,390,040	14,575,366

Total liabilities	44,112,281	18,996,034
Total stockholders’ (deficit) equity	(7,158,843)	31,193,445

Total liabilities and stockholders’ equity	$36,953,438	$50,189,479

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$5,252,334	$3,757,168	$9,987,674	$7,958,867
General and administrative	2,244,120	2,321,953	4,492,949	4,465,268
Total operating expenses	7,496,454	6,079,121	14,480,623	12,424,135

Loss from operations	(7,496,454)	(6,079,121)	(14,480,623)	(12,424,135)
Other (expense) income:
Interest income	163,145	45,369	315,392	122,019
Change in fair value of warrant liabilities	(12,802,583)	3,196,865	(25,077,142)	3,117,064

Total other (expense) income	(12,639,438)	3,242,234	(24,761,750)	3,239,083

Net loss	$(20,135,892)	$(2,836,887)	$(39,242,373)	$(9,185,052)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.27)	$(0.07)	$(0.53)	$(0.22)

Basic and diluted weighted average shares outstanding	73,658,529	41,656,006	73,657,537	41,656,006

The comparability of basic and diluted net loss per share and weighted average shares outstanding was impacted by the Company’s registered sale of securities on July 25, 2017.

The Company’s financial position as of June 30, 2018 and results of operations for the three and six months ended June 30, 2018 and 2017 have been extracted from the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s financial position as of December 31, 2017 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contact

Michael Messinger

ContraFect Corporation

Tel: 914-207-2300

Email: mmessinger@contrafect.com

Matthew Shinseki

Stern Investor Relations

Tel: 212-362-1200

Email: matthew@sternir.com